Exhibit 5.1

March 29, 2017
Agilysys, Inc.
425 Walnut Street
Suite 1800
Cincinnati, Ohio 45202

Re:	Agilysys, Inc. Registration Statement on Form S-8 - Agilysys, Inc. 2016 Stock Incentive Plan
Ladies and Gentlemen:

Agilysys, Inc., an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 2,000,000 Common Shares, without par value, of the Company (the “Common Shares”) to be issued from time to time pursuant to the terms of the Agilysys, Inc. 2016 Stock Incentive Plan (the “Plan”) and the authorized forms of stock option, restricted share or other applicable award agreements thereunder (the “Award Agreements”).
Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.
    In rendering this opinion, we have examined copies of (a) the Company’s Amended Articles of Incorporation and Amended Code of Regulations, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.
As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to the Plan and the Award Agreements, the Common Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.
In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Common Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Common Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP